INTUIT LENDER SERVICES, INC.
           SUBPRIME AGREEMENT FOR DISTRIBUTION, MARKETING, FACILITIES,
                                  AND SERVICES

         This SUBPRIME AGREEMENT FOR DISTRIBUTION, MARKETING, FACILITIES, AND SERVICES (the "Agreement") is entered into as of May 26, 1999, between INTUIT LENDER SERVICES, INC., a Delaware corporation with its principal place of business at 2535 Garcia Avenue, Mountain View, CA 94043 ("ILSI"), and MORTGAGE.COM, INC. (FORMERLY FIRST MORTGAGE NETWORK, INC.), a Florida corporation with its principal place of business at 8751 Broward Blvd, Plantation, FL, 33324 ("MC").

                                   WITNESSETH:
                                   -----------

         WHEREAS, ILSI owns and operates the QuickenMortgage(R) website located at (the "Website"), through which consumers can shop for mortgage loans, prequalify and apply for such mortgage loans with various lenders online (the "Participating Lenders");

         WHEREAS, ILSI would like to begin offering subprime mortgage loans to its customers through the Website, and MC has agreed to provide loan underwriting, origination support and funding services for the Subprime Loans originated by ILSI (as defined in Section 9.11 hereof) for sale in the secondary market to Participating Lenders and other lenders;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto agree as follows:

                                    ARTICLE I
                          ILSI SERVICES AND FACILITIES

         ILSI shall perform the following services and provide the following facilities in connection with Subprime Loans:

         1.1 Inquiry. Through a simple question-and-answer format, ILSI shall collect information consisting of the name, address, income, assets and liabilities of potential borrowers. Alternatively, potential borrowers may supply a subset of the above information to ILSI by telephone or through e-mail. (The information obtained at this stage is called an "Inquiry" or, if more than one, "Inquiries").

         1.2 Prequalifications. Using the information gathered during the Inquiry stage, as well as additional information that may be gathered on the Website, and using its proprietary or licensed software, ILSI shall (i) analyze the prospective borrower's income and debt, (ii) educate the prospective borrower about the homebuying and financing process, (iii) advise the prospective borrower about different types of loans available through the Website, and (iv) prequalify or preapprove the prospective borrower for the loan or loans chosen by him or her ("Prequalification" or, if more than one, "Prequalifications"). Other services shall be provided as part of Prequalification; these services may be accessed by the prospective borrower at his or her option, and include linkages to the Participating Lenders' home pages and websites and linkages to other websites related to mortgage financing.

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

         1.3 Application. Following Inquiry and/or Prequalification, ILSI shall
(i) assist the prospective borrower in understanding and clearing any credit problems; (ii) assist the prospective borrower in completing an abbreviated loan application form; (iii) provide the initial good faith estimate of closing costs ("GFE") and other required federal and state disclosures; (iv) provide a contact point during the loan application process for the prospective borrower to check the progress of the loan application; (v) identify for prospective borrowers the necessary financial documentation to be assembled in support of the application;
(vi) collect credit card information to facilitate the ordering of property appraisals and consumer credit reports (if deemed appropriate); (vii) provide facilities and software to enable ILSI and MC to obtain credit reports online (collectively "Application"). ILSI shall transmit the loan application information gathered during the Inquiry through Application stages to MC for further processing as described in Article II below.

         1.4 Software Support. ILSI shall provide various facilities including software engineering and operations resources to assist the parties in performing the services described in this Agreement, including, without limitation, (i) building an interface between MC and the Website; (ii) building an interface between the MC CLOser(R) system, which is described in Section 2.5(a) (the "MC CLOser(R)"), and the Website database; (iii) providing a means for MC to access loan products and pricing on the Website or through a similar web-based application created by ILSI; (iv) building and maintaining communication tools to enable loan processors to communicate efficiently with loan applicants; and (v) developing, maintaining and continuing to enhance other software productivity tools as needed for the optimal operation of the loan origination, borrower counseling, loan processing and loan underwriting efforts of ILSI and MC.

         1.5 Customer Support. ILSI shall provide customer support through the Website and call centers for prospective borrowers who have questions about the site and other general questions that are not specific to any loan. ILSI will provide, through the Website and/or other means, in its discretion, customer disclosures concerning the participation of MC in Subprime Loan transactions as it deems necessary and desirable to fully comply with all legal obligations applicable to the Website and the parties, including affiliated business arrangement disclosures under RESPA, and disclosures concerning the source of funding of Subprime Loans.

         1.6 Employee and Software Sharing. ILSI and MC shall share employees and software tools as appropriate for processing loan applications, including, without limitation, employees and tools to order and analyze flood certifications, inspections, engineering reports, property appraisals and credit reports.

         1.7 Subprime Marketing. ILSI shall use commercially reasonable efforts to specifically advertise and market the Subprime Loans, using such methods and distribution channels as it deems advisable, to increase the number of customers using the

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

Website to find Subprime Loans. To the extent feasible, as provided in Section
5.2 of this Agreement, no other Subprime services shall be advertised on the Website or on Quicken.com or other "Quicken" websites that are owned and operated by Intuit, Inc. without the consent of MC. Such consent shall not be unreasonably withheld. ILSI shall not offer first lien Subprime Loans in principal amounts less than $40,000.

         1.8 Customer Information. ILSI shall develop and market articles and calculators specifically designed for Subprime Loan customers. ILSI shall regularly update and refine the information it provides to customers of Subprime Loans.

         1.9 Debt Counseling. ILSI shall offer online debt counseling services to assist all ILSI customers and particularly customers of Subprime Loans.

         1.10 Debt Consolidation. ILSI shall upgrade its online and call center customer support services to include providing advice to customers on debt consolidation, calculators to compare payments and recommendations on Subprime Loan programs.

                                   ARTICLE II
                          MC'S SERVICES AND FACILITIES

         In connection with Subprime Loans that are transmitted to MC, MC shall perform the following services and provide the following facilities:

         2.1 Status Updates. Subprime Loans may be transmitted to MC for further processing at any stage of the application process. Thus, either or both MC and ILSI may conduct specific processing tasks for Subprime Loans prior to closing and funding; however, the parties agree to work together to ensure that the services provided are not duplicative. Once a Subprime Loan has been transmitted to MC, MC shall update the processing system and the Website database with the status of the loan processing as agreed between ILSI and MC but at a minimum wherever indicated below. Furthermore, MC shall notify the borrower of all status changes as they occur and update the Website with such status changes and transmit electronic messages to borrowers.

         2.2 Origination. The parties acknowledge and agree that an essential element of successful loan origination, particularly online loan origination via the Website, involves making timely contact with prospective borrowers. To that end, earlier and faster initial and subsequent communications between the loan originator and the prospective borrower are more likely to result in completed applications and eventual closed loans. The parties therefore agree that time is of the essence in all processing tasks involving communications with prospective borrowers, and that prompt communications are an essential element of the origination task for which MC is engaged. MC shall maintain its status as an approved loan correspondent of the Participating Lenders, and shall demonstrate and confirm that status to ILSI upon request.

         MC shall perform the following origination services with respect to Subprime Loan applications or Inquiries that are transmitted to MC by ILSI:

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

         (a) Response to Prospective Borrowers. Respond to Submissions by prospective borrowers and finalize loan applications as appropriate for each Stage described in (i) to (iii) below:

                  (i) Inquiry Stage. Respond to Inquiries submitted through the Website or ILSI call centers. If prequalification was not requested through the Website, analyze Inquiry data, send out prequalification notices and encourage borrower to submit an application;

                  (ii) Prequalification Stage. Send out prequalification notices to prospective borrowers; provide those prospective borrowers who prequalified for a particular loan or loans through the Website with personalized on-line prequalification letters; follow up with prospective borrowers; and encourage them to submit an application for the selected Subprime Loan. Where the borrower has selected a Subprime Loan that is not appropriate for the borrower, assist the borrower in choosing a different Subprime Loan;

                  (iii) Application Stage. Confirm to the prospective borrowers the receipt of the Application and assist him or her in finalizing the application as needed.

         (b) Re-Qualify, Verify, Amend or Modify Information. At the request of a prospective borrower, re-qualify the prospective borrower for the same or another loan, based on change of circumstances, change of preferences, or for other reasons, and answer questions concerning information submitted on Prequalification or Application screens.

         (c) Credit Report Ordering/Review. Check credit history of borrower as appropriate, including review of any credit scoring data.

         (d) Commitments. Prepare and send out commitment letters in the name of the creditor, and/or collect commitment fees, application fees or deposits toward closing costs, as appropriate.

         (e) Loan Application Package Preparation. Prepare completed loan application packages and send them to borrowers via overnight courier, electronically, or other means. The loan application package shall include all data provided by borrowers, itemization of information outstanding, including, without limitation, Form 1003, GFE, disclosures, Truth-in-Lending statements and other disclosures required by law to be furnished by creditors, and instructions.

         (f) Borrower Support. Answer any borrower questions concerning the loan application package and the Subprime Loan.

         (g) Transfer to Processing. Ensure that transmission of Subprime Loans from ILSI to MC (and within teams at MC) is a smooth process from the perspective of the prospective borrower, with the required degree of communication between all parties.

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

         2.3 Processing and Underwriting. MC shall process and arrange for underwriting for all Subprime Loan applications.

         (a) Processing. In connection with processing, MC shall provide the following services:

                  (i) Appraisal. MC shall engage an appraisal firm and ensure that the property appraisal is performed in a timely manner. MC's call center representative shall update the processing system and the Website database with the status of the appraisal;

                  (ii) Verifications. MC shall maintain frequent contact with the loan applicant to collect verifications of employment (VOE), income (VOI), assets, and debt, including mortgage debt (VOM). MC shall update the processing system, the Website database and the loan application data with the status of all verifications;

                  (iii) Underwriting. MC or its designee shall underwrite the completed loan package and update the processing system and the Website database with the underwriting decision. MC shall call the applicant to inform him/her of the underwriting decision. MC shall send the loan applicant an adverse action letter under the Equal Credit Opportunity Act ("ECOA") if appropriate;

                  (iv) Flood, Tax, Ancillary Services. MC shall order flood certifications, tax service and other ancillary services as needed. MC shall update the processing system and the Website database with the status of such services;

                  (v) Title. MC shall assist borrowers to engage a reputable title firm and follow through to ensure that the title search is completed and insurance is issued. MC shall update the processing system and Website database with the status of title and insurance;

                  (vi) Escrow. MC shall engage a reputable escrow firm and arrange for escrow services pending closing and sale of Subprime Loans as described below. MC shall update the processing system and Website database with the status of the escrow.

         (b) Pricing of Ancillary Services. MC shall obtain pricing for the ancillary services listed in Section 2.3(a) and any other third party services required, which pricing is at least as competitive, for a comparably priced loan, as the aggregate fees charged by the Index Group of lenders as defined in Appendix A to this Agreement, for similar services. MC further agrees that it will pass through to the borrowers third party fees that are customarily reimbursed by borrowers with no mark-up of any kind, nor will MC receive directly or indirectly any monetary or in-kind benefit from the providers of such ancillary services, except as described in Section 2.3(c) below. ILSI and MC will cooperate with each other to negotiate the lowest pricing for such ancillary services without jeopardizing the quality of service to the borrower or to the lenders who require such services.

         (c) Negotiating Loan Pricing. MC shall use its best efforts to negotiate the

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lowest correspondent pricing available from Participating Lenders. ILSI shall cooperate with MC in this effort. In addition, in order to qualify for payments for shortfalls in Submissions, as described in Section 3.2, MC shall maintain pricing spreads and fees to borrowers that are typical within the Subprime industry. If the parties cannot reach agreement on what is considered typical pricing spreads or fees, they shall hire an independent third party to make the determination. Both parties agree that such determination shall be binding upon them.

         2.4 Packaging, Funding and Closing. MC shall operate initially under this Agreement as a loan correspondent with warehouse lines of credit available for loan funding. In that capacity, MC shall provide the following services with respect to Subprime Loans:

         (a) Packaging.  MC shall package, process, and underwrite Subprime
Loans.

         (b) Funding. MC shall use its own funding sources to close and fund Subprime Loans in MC's name as original payee/mortgagee. For all Subprime Loans which will be funded and closed by MC, MC shall disclose to the borrower prior to the borrower's binding commitment for the loan (or at an earlier time, as required by law and in the mutual judgment of ILSI and MC) the name of the servicer to whom the loan will be transferred.

         (c) Closing. MC shall coordinate and perform or arrange for the closing of Subprime Loans, and where appropriate, the placement of loan funds in escrow pending closing and/or sale.

         (d) Selling. Subprime Loans closed and funded in MC's name shall be sold by MC to the appropriate Participating Lender or other lender. MC will be responsible for coordinating the sale, collecting the proceeds, and other tasks involved in the sale. Nothing in this Agreement may be construed to preclude ILSI from processing, closing and funding mortgage loans in its own name in the future, as a correspondent lender or as an originator or broker of loans for wholesale lenders, but such activities will not relieve ILSI of its obligations under this Agreement.

         2.5 Facilities. MC shall provide the following facilities to ILSI in connection with Subprime Loans:

         (a) MC CLOser(R) System. MC shall install the MC CLOser(R) in ILSI offices and on its computer networks and shall train ILSI personnel in ILSI offices in its use. MC CLOser(R) is MC's proprietary loan origination, pricing, locking, pipeline management and status reporting system. As used in this Agreement, MC CLOser(R) includes interfaces with automated underwriting and credit evaluation functions and integration with MC's Internet site. During the term of this Agreement, ILSI will have a royalty-free worldwide license to use MC CLOser(R) in connection with the origination and processing of Subprime Loans under the terms of this Agreement and in connection with any other loans for which MC receives compensation as described in Article IV. This licensed use of MC CLOser(R) by ILSI shall not apply to any loans processed, closed and funded by


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

ILSI without the participation and compensation of MC as described in Section 2.4(d), or other compensation arrangement agreed upon by the parties.

         (b) Engineering and Other Resources. MC shall coordinate all tasks related to the integration of the MC systems, including CLOser(R), with the Website. MC will dedicate a minimum of one full-time person to this effort. MC shall further provide such additional staff as are needed from time to time to work with ILSI as quickly and efficiently as reasonably possible to achieve the development and operational objectives agreed to by the parties. The parties shall work together to determine the tasks to be performed, the staffing needed and the timing of completion of the tasks.

         (c) Security. MC shall maintain ICSA E-Commerce security standards on all data transmissions involving Subprime Loans at all times.

         2.6 Agreement with Participating Lenders. MC shall use its best efforts to enter into arrangements with Participating Lenders for the purchase of Subprime Loans originated through the Website in accordance with this Agreement. To the extent that MC charges participation fees to other lenders, ILSI and MC shall share such fees on a 50/50 basis.
         2.7 Use of Name "FMN" and "First Mortgage Network" on Website. MC shall take all necessary action to file the trade names "FMN" and "First Mortgage Network" in the appropriate jurisdictions, and otherwise maintain its ownership, right and license to use such names in connection with MC products and services. MC shall cooperate with ILSI in identifying MC products and services on the Website, through "Quicken"-related portals, co-branded sites and in other media and communications with consumers in connection with "Quicken" as "FMN" and/or "First Mortgage Network" products and services.

                                   ARTICLE III
                            OPERATIONS AND STANDARDS

         3.1 Timing of Offering Subprime Loans. The parties shall work together to begin offering Subprime Loans under the terms of this Agreement by May 31, 1999, or as soon thereafter as practicable (the "Commencement Date"). The first contract year under this Agreement with respect to Subprime Loans shall begin on the Commencement Date and end on the date 12 months following the Commencement Date. The successive contract years under this Agreement shall begin and end on such dates of the following years (each, a "Contract Year").

         3.2 Guaranteed Submissions. ILSI guarantees that the following minimum numbers of Submissions for Subprime Loans will be generated through the Website or ILSI's call center and forwarded to MC for processing during the following three Contract Years:


     (a)  First Contract Year:                   17,000 Submissions
          First quarter:         3,500
          Second quarter:        4,000
          Third quarter:         4,500
          Fourth quarter:        5,000

     (b)  Second Contract Year:                  24,000 Submissions
          First quarter:         6,000
          Second quarter:        6,000
          Third quarter:         6,000
          Fourth quarter:        6,000

     (c)  Third Contract Year:                   28,800 Submissions
          First quarter:         7,200
          Second quarter:        7,200
          Third quarter:         7,200
          Fourth quarter:        7,200

     ILSI shall attain the guaranteed minimum amounts of Submissions for each quarter. For any quarter for which the minimum amount is not reached, ILSI shall pay MC $25 for each Submission below the required level of submissions for that quarter, provided, however, that if the shortfall for any one quarter does not exceed 10% of the guaranteed minimum amount. MC shall monitor the number of Submissions transmitted through ILSI each quarter and shall invoice ILSI for any amount due at the end of such quarter. ILSI shall pay such invoices within 30 days of receipt.

     The above guaranteed minimum amounts will be reviewed by the parties after six (6) months following the Commencement Date (or such other time periods determined by the parties). During the six (6) month review, the parties agree to negotiate in good faith to agree on appropriate guaranteed minimum amounts of Submissions. The parties may further adjust such minimum amounts from time to time by agreement in writing.


Section 3.3 is replaced in its entirety by new Section 3.3 in Amendment No. 1.

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

         3.4 Service Levels for Subprime Loans. MC shall perform the following customer services in connection with Subprime Loans:

                  (a) Customer Survey. The parties shall design a mutually acceptable customer survey and establish minimum goals for customer satisfaction. MC shall transmit the survey to all borrowers at the time of closing of Subprime Loans. The parties will develop and implement process improvements to address instances of failure to meet customer satisfaction goals.

                  (b) Quality Control Standards. The parties shall cooperate with each other to develop mutually acceptable quality control standards for Subprime Loans, which the parties shall work together to maintain. The parties will develop and implement process improvements to address instances of failure to meet minimum quality control standards.

                  (c) Amount of Time to Close Loans. Amount of Time to Close Loans. MC shall monitor the processing of Subprime Loans to achieve and maintain an average amount of time between application and loan closing of ** days for refinance loans. From and after 18 months after the Commencement Date, the average amount of time between application and loan closing for refinance loans will be ** days. For purchase loans, MC shall close the loans within the time period selected by the consumer not less than **% of the time.

         If MC fails to achieve the above service levels for two (2) consecutive months, then upon written notice from ILSI, MC shall take reasonable measures to improve service levels within 15 days and shall cure such failure within an additional 45 days. Furthermore, if ILSI identifies a pattern of material problems resulting from MC conduct, which problems have resulted in specific instances of customer complaints, then upon written notice from ILSI, MC shall take reasonable measures to improve service levels within 15 days and shall cure the underlying problems within 45 days.

         If the service shortfall is not cured to ILSI's satisfaction during the cure period, then, notwithstanding any other term of this Agreement to the contrary, ILSI shall have


                                       8

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

the right to terminate this Agreement in accordance with Article VIII of this agreement.

                  (d) Customer Service Commitment. ILSI and MC agree that excellent customer service represents one of the foundations for building a successful business and is a consideration for this Agreement. To that end, the parties agree to the following customer service standards:

         MC shall deliver customer service performance at least equal to the service level standards delivered by the average of the two lenders on the Website determined to have the highest customer service levels (defined as lowest ratio of complaints to applications) ("High Service Standard"). The two lenders whose customer service levels are averaged to determine the High Service Standard shall be selected from among the four lenders on the Website with the highest application volume. The High Service Standard will be measured monthly, and will be determined by the ratio of customer complaints received (and found in ILSI's reasonable judgement to result from lender actions) regarding a specific lender to the total applications taken by that lender during the month.

         If MC's customer service fails to meet the High Service Standard for two (2) consecutive months, then upon written notice from ILSI, MC shall take reasonable measures to improve service levels within 15 days and shall cure such failure to meet the High Service Standard within an additional 45 days; provided however, that if ILSI identifies a pattern of material problems resulting from MC conduct, which problems have resulted in specific instances of customer complaints, then upon written notice from ILSI, MC shall take reasonable measures to improve service levels within 15 days and shall cure the underlying problems within 45 days.

         If the service shortfall is not cured during the cure period, then, notwithstanding any other term of this Agreement to the contrary, ILSI shall have the right to terminate this Agreement in accordance with Article VIII of this agreement.

         For purposes of this section a problem shall not be deemed to be material if the specific events complained of occur in fewer than 2% of loan applications taken by MC. The provisions of this Section 3.5(d) shall not apply during any period where actual loan conversion ratios exceed the capacity levels established and agreed to by the parties, as described in Section 3.3.

         3.5 Improving Processing Time. ILSI and MC shall work together and with GHR to integrate their respective technologies in order to improve processing, underwriting and closing processes. The parties shall work with each other and GHR to improve the quality and nature of the back office services so as to reduce the time, cost and difficulty to the customer of obtaining a Subprime Loan.


                                   ARTICLE IV
                                  COMPENSATION

         4.1 Federal and State Law. The compensation structure set forth below


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reflects the intent of the parties but is subject to change, by mutual agreement of the parties, to comply with applicable federal and state laws and regulations.


Section 4.2 is replaced in its entirety by new Section 4.2 in Amendment No. 1.


         4.3 Fees for ILSI's Services and Facilities.

         MC shall compensate ILSI for ILSI's origination of Subprime Loans at the rate of ** basis points for each Subprime Loan closed by MC. This fee is broken down as follows: (a) ** basis points will be paid by the borrower at the time of closing of the loan as compensation for ILSI's mortgage origination services; and (b) ** basis points as ILSI's share in the profit on the sale of the loan by MC on the secondary market (whether or not MC realizes a profit on any particular loan sale).


         ILSI's services and facilities, as described in the Agreement shall include, without limitation, educating the customer on the home buying and financing process through various articles and chat services on the Website, providing calculators for the customer to determine appropriate loan products available, taking customer information and compiling the information into an application, analyzing the customer's income and debt and pre-qualifying the customer for Subprime Loans, providing disclosures, and assisting the borrower in understanding and clearing credit problems, including debt consolidation advice, and related services and facilities contemplated by this Agreement.

                                    ARTICLE V
                                   EXCLUSIVITY

         5.1 Multi-Lender Mortgage Sites.

         For so long as Section 5.2 is in effect, ** Notwithstanding the foregoing, this Section 5.1 shall not restrict MC from providing services to companies and Internet sites that use the technology platforms that have been licensed from those identified on Attachment B (as that Attachment may be amended), if MC's services consist of standard linkages and are limited to transmission of loan data from such companies and Internet sites to MC and/or the transmission of pricing information, **.

         5.2 Exclusivity with Respect to Subprime Loans. [Redacted]

         MC shall be **. To the extent permitted by ILSI shall not permit ** without receiving the prior consent of MC. ILSI shall use its best efforts to ** as soon as practicably possible, but in any event not later than **. In addition, ILSI shall pay MC a ** for each lender that **.


                                       10


** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

                                   ARTICLE VI
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         6.1 Representations and Warranties of MC. MC represents and warrants that the following is true and correct and shall remain true and correct during the Term:

                  (a) Authority. MC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to transact any and all business contemplated by this Agreement and it possesses all requisite authority, power, licenses, permits and franchises to conduct its business as presently conducted. Its execution, delivery and compliance with its obligations under the terms of this Agreement are not prohibited or restricted by any government agency. MC has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

                  (b) Conflict with Existing Laws or Contracts. The execution and delivery of this Agreement and the performance of its obligations hereunder by MC will not (i) conflict with or violate (A) MC's Certificate of Incorporation or By-laws, or (B) any provision of any law or regulation or any decree, demand or order to which MC is subject, or (ii) conflict with or result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which MC is a party or by which it is bound or any order or decree applicable to MC or result in the creation or imposition of any lien on any of its assets or property.

                  (c) Licenses and Consents. MC has obtained all necessary or required governmental licenses, permits, approvals, and consents for the transactions contemplated by this Agreement. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by MC of or compliance by MC with this Agreement, or if required, such approval has been obtained or will be obtained prior to the date of this Agreement.

                  (d) Legal Action Against MC. There is no claim, action, suit, proceeding or investigation pending or, to the best of MC's knowledge, threatened against MC or against any of its principal officers, directors or key employees, which, either in any one instance or in the aggregate, may result in any adverse change in the business, operations, financial condition, properties or assets of MC, or in any impairment of the


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

right or ability of MC to carry on its business substantially as now conducted through its existing management group, or in any material liability on the part of MC, or which would draw into question the validity of this Agreement or any of the other instruments, documents or agreements entered into by MC in connection with this Agreement, or of any action taken or to be taken in connection with the obligations of MC contemplated therein, or which would be likely to impair the ability of MC to perform the terms of this Agreement.

                  (e) Binding on MC; Enforceability. This Agreement, assuming due authorization, execution and delivery hereof, and all the obligations of MC hereunder, constitute the valid and binding obligations of MC, enforceable against MC in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                  (f) Compliance With Laws. MC has complied and will continue to comply with all applicable federal and state laws and regulations in its business operations, in the loan origination activities proposed to be conducted, and in the performance of this Agreement. In particular, MC represents and warrants that its loan origination, processing and underwriting systems, including, without limitation, the MC CLOser(R), comply with applicable state and federal laws and regulations, including, without limitation, the Fair Housing Act, Truth-in-Lending Act, and ECOA. MC will not seek to hold ILSI liable in any action prosecuted against MC by a borrower, government agency, or other party which alleges non-compliance with the laws applicable to originators of mortgage loans, provided that neither the bad faith or wilful misconduct of ILSI materially contributed to the circumstances giving rise to the claim against MC. MC will maintain errors and omissions insurance, fidelity bonds and similar financial instruments designed to protect those with whom it deals in the origination of mortgage loans, in commercially reasonable amounts, and to provide evidence of such instruments to ILSI upon request. ILSI will be a named or additional insured in such policies and instruments. The types and amounts of insurance, bonds and other financial instruments maintained by MC will be subject to approval and upward revision by ILSI in its reasonable discretion, as the volume of MC activity subject to this Agreement increases.

         MC represents on behalf of its officers, directors, and key employees that none of these individuals are currently in violation of any federal, state or other law or regulation applicable to them in their professional capacities as mortgage bankers, mortgage brokers, or any other regulated field or occupation, except as disclosed to ILSI in writing in connection with this Agreement, and that there is no pending legal, administrative or similar action pending against any of them that would affect their ability to perform their obligations to MC or to the Participating Lenders, or to ILSI hereunder.

         6.2 Representations and Warranties of ILSI. ILSI represents and warrants that the following is true and correct and shall remain true and correct during the Term:

                  (a) Authority. ILSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to transact any and all business contemplated by this Agreement and it possesses all requisite authority, power, and material licenses, permits and franchises to conduct its business, and to execute, deliver and comply with its obligations under this Agreement. The execution of this Agreement and its delivery and the performance by ILSI of its obligations under this Agreement are not prohibited or restricted by any government agency. ILSI has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

                  (b) Conflict with Existing Laws or Contracts. The execution and delivery of this Agreement and the performance of its obligations hereunder by ILSI will not (i) conflict with or violate (A) ILSI's Certificate of Incorporation or By-laws, or (B) any provision of any law or regulation or any decree, demand or order to which ILSI is subject, or (ii) conflict with or result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which ILSI is a party or by which it is bound or any order or decree applicable to ILSI or result in the creation or imposition of any lien on any of its assets or property.

                  (c) Licenses and Consents. ILSI, in connection with performance of its duties under this agreement, has obtained or will obtain all necessary or required governmental licenses and consents requisite for the transactions contemplated by this Agreement. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by ILSI of or compliance by ILSI with this Agreement, or if required, such approval has been obtained prior to the date of this Agreement.

                  (d) Legal Action Against ILSI. There is no claim, action, suit, proceeding or investigation pending or, to the best of ILSI's knowledge, threatened against ILSI, which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of ILSI, or in any material impairment of the right or ability of ILSI to carry on its business substantially as now conducted, or in any material liability on the part of ILSI, or which would draw into question the validity of this Agreement, or any of the other instruments, documents or agreements entered into by ILSI in connection with this Agreement, or of any action taken or to be taken in connection with the obligations of ILSI contemplated therein, or which would be likely to impair materially the ability of ILSI to perform under the terms of this Agreement.

                  (e) Binding on ILSI; Enforceability. This Agreement, assuming due authorization, execution and delivery hereof, and all the obligations of ILSI hereunder, constitute the valid and binding obligations of ILSI, enforceable against ILSI in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                  (f) Compliance With Laws. ILSI has complied and will continue to comply with all applicable federal and state laws and regulations in its business operations, in the operation of the Website, and in the performance of this Agreement.

         6.3      Covenants.
                  ----------

                  (a) Compliance with Laws. MC and ILSI covenant to each other that they will comply with all applicable federal and state laws and regulations in performing their respective obligations under this Agreement. Any successful challenge of any particular provision of this Agreement, including the compensation provisions, by any governmental authority, will, at the option of either party hereto, constitute sufficient cause for termination of this Agreement if the Agreement and its purposes cannot be reasonably effectuated without the challenged provision or term.

                  (b) Continuing Obligations of the Parties. The parties shall cooperate with each other in the performance of this Agreement until the termination hereof. Neither party shall take any action or refrain from taking any action which would jeopardize or compromise the performance of the Website or MC's systems or which would hinder the performance by the parties of their respective services to the Participating Lenders and to their customers. Each party shall promptly forward to the other all notices, claims, letters, documents and other information received by such party which are relevant to the performance of this Agreement. The parties shall provide to each other all information and documentation regarding their respective products and services which are necessary or relevant to the performance of the transactions contemplated by this Agreement.

                  (c) MC's Books and Records. MC shall make all material books and records pertaining to the services and facilities provided under this Agreement, including without limitation, records and reports on Inquiries, Prequalifications and Applications that are initiated through the Website and any other services and facilities provided to ILSI, available for inspection at MC's offices or any other mutually convenient location upon five (5) days prior notice by ILSI.

                  (d) Further Assurances. At any time, and from time to time after the execution of this Agreement, upon the reasonable request of a party hereto, and at the expense of such party, the other party shall do, execute, acknowledge and deliver, and shall cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required in order to enable the parties to perform their respective obligations hereunder and carry out the terms of this Agreement.


                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1. General Indemnification by ILSI. ILSI shall indemnify MC and any directors, officers, employees or agents of MC (collectively, "MC Indemnified Parties") and hold each of them harmless from and against any and all claims, losses, damage, penalties, fines, forfeitures, reasonable legal fees and expenses (including attorneys' fees) and related costs, expenses of litigation, judgments, and any other costs, fees and expenses (each, a "Liability" and collectively "Liabilities") that were caused by or resulted from a breach of any of ILSI's representations, warranties, covenants and agreements contained in this Agreement or by ILSI's willful misfeasance, bad faith or gross negligence in the performance of or failure to perform as provided in this Agreement.

         7.2. General Indemnification by MC. MC shall indemnify ILSI and any directors, officers, employees or agents of ILSI (collectively, "ILSI Indemnified Parties") and hold each of them harmless from and against any and all Liabilities that were caused by or resulted from a breach of any of MC's representations, warranties, covenants and agreements contained in this Agreement or by MC's willful misfeasance, bad faith or gross negligence in the performance of or failure to perform as provided in this Agreement. Further, MC shall indemnify the ILSI Indemnified Parties for losses, damages or Liabilities resulting from MC's failure to adhere to commercially reasonable standards and any applicable canons of ethics in the origination, processing or funding of mortgage loans. The indemnification based on the professional conduct of MC shall not be limited to willful acts, bad faith or gross negligence.

         7.3 Survival of Indemnifications. MC's and ILSI's respective obligations to indemnify any ILSI Indemnified Party or any MC Indemnified Party will survive the expiration or termination of this Agreement by either party for any reason.

         7.4 Notice of Claims. Each party shall promptly notify the other in writing of any and all litigation and claims known to such party made against it or the other party in connection with this Agreement.

                                  ARTICLE VIII
                              TERM AND TERMINATION

         8.1 Term. This Agreement shall remain in effect for three Contract Years following the Commencement Date (the "Initial Term"). Thereafter this Agreement may be renewed for successive three Contract Year terms unless either party notifies the other at least 30 days prior to the end of a term that it is terminating the Agreement at the end of the current term. The Initial Term, together with any successive terms shall be referred to herein as the "Term."


Section 8.2 is replaced in its entirety by new Section 8.2 in Amendment No. 1.


                                   ARTICLE IX
                                  MISCELLANEOUS

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

9.1 Notices. Any written notice required or permitted to be given to the parties hereunder shall be addressed as follows:


         If to ILSI:       Intuit Lender Services, Inc.
                                2535 Garcia Avenue
                                Mountain View, CA 94043
                                Tel: (619) 784-1214
                                Fax: (619) 784-1244
                                Attention:  Carl Reese, President
                                Carl_Reese@intuit.com

                     with a copy to:

                                Andrea Lee Negroni, Esq.
                                Negroni & Winston PLLC
                                1156 Fifteenth Street, N.W.
                                Suite 1105
                                Washington, D.C. 20005
                                Tel:  202-887-1610
                                Fax: 202-887-1902
                                aln@loanlaw.com

         If to MC:
                                Seth Werner, Chairman
                                Mortgage.com, Inc.
                                8751 Broward Blvd
                                Plantation, FL 33324
                                Tel: (954) 452-0000
                                Fax: (954) 472-0800
                                E-mail address Sethwerner@mortgage.com

                     with a copy to:

                                Michael Brenner, General Counsel
                                Mortgage.com, Inc.
                                8751 Broward Blvd
                                Plantation, FL 33324
                                Tel: (954) 452-0000
                                Fax: (954) 472-0800
                                E-mail address: michaelbrenner@mortgage.com

         All notices shall be in writing and delivered in person or shall be sent by registered or certified mail, return receipt requested, and shall be deemed effective, three days after the same is mailed as provided above with postage prepaid. Notice sent by any other method shall be effective only upon actual receipt.

         9.2 Assignment; Contracting. Neither party may assign its rights or obligations hereunder, by operation of law or otherwise, without the express written consent of the other, except that (i) either party may assign any of its obligations or rights, in whole or in part, to any parent, affiliate or subsidiary of such party, and (ii) the acquisition of all or substantially all of the voting securities of a party by merger or otherwise, shall not constitute an assignment of its rights or obligations hereunder. Any attempted assignment in violation of the foregoing will be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.3 Change of Control or Ownership. MC will not, during the term of this Agreement as it may be extended, cause or authorize, or obligate itself to cause or authorize, any Reorganization (defined below) with any entity ** . A Reorganization shall mean any capital reorganization of the Common Stock, or a merger or consolidation of the Company with or into another corporation, unless MC shall be the surviving corporation, or the sale of all or substantially all of MC's capital stock or assets to any other person or entity, or any other form of business combination or reorganization in which control of MC is transferred. "Control" shall be deemed to have been transfered in a transaction or series of transactions in which any person, or group of related persons, shall have acquired beneficial ownership of more than 25% of the capital stock of MC (assuming all rights, options, warrants or convertible or exchangeable securities entitling the holders thereof to subscribe for or purchase or otherwise acquire shares of capital stock have been fully exercised or converted) or of substantially all of the assets of MC.

         9.4 Waiver. No term or provision hereof will be deemed waived, and no variation of terms or provisions hereof shall be deemed consented to, unless such waiver or consent shall be in writing and signed by the party against whom such waiver or consent is sought to be enforced. Any delay, waiver or omission by ILSI or MC to exercise any right or power arising from any breach or default of the other party in any of the terms, provisions or covenants of this Agreement shall not be construed to be a waiver by ILSI or MC of any subsequent breach or default of the same or other terms, provisions or covenants on the part of either party.

         9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California, without respect to its conflicts of law principles.

         9.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, except where expressly noted herein, and all prior negotiations, agreements and understandings, whether oral or written, are superseded or canceled hereby.

         9.7 Modification. This Agreement may not be amended or modified except in a written document signed by both parties.

         9.8 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, this Agreement shall be construed as if not containing that

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

provision, and the rest of the Agreement shall remain in full force and effect, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

         9.9 Independent Contractor. MC, in performance of this Agreement, is acting as an independent contractor, is not the partner, joint venturer or agent of ILSI and has no authority to act on behalf of ILSI except as necessary or desirable to carry out MC's obligations under this Agreement. The parties shall each be responsible for payment of their respective taxes and assessments incurred in connection with performance of this Agreement. Neither party's employees are eligible for employee benefits of the other party.

         9.10 Confidentiality. Each party agrees to keep all information related to the other party confidential, as provided in the Non-Disclosure Agreement dated April 29, 1998. The parties further agree that the business strategy, marketing plans and product specifications of either party disclosed in connection with this transaction, as well as the terms of this Agreement, are confidential and shall not be used by the other party or disclosed by such other party to third parties unless such information is (i) required to effect the transactions contemplated herein, (ii) in the public domain or already in the possession of a party prior to the disclosure to it by the other party (including information received lawfully from third parties without an obligation of confidentiality); or (iii) required by law or regulation to be disclosed.

         9.11 Definitions. Except where otherwise defined herein, capitalized terms used in this Amendment shall have the meaning set forth below.

         (a) The term "Submission" shall mean any Inquiry through the Website or call centers, any Prequalification or Application.

         (b) The term "Subprime" shall mean having an investment grade of "B" or below.

                  (c) The term "Subprime Loans" shall mean residential mortgage loans, which are Subprime and are offered by ILSI through the Website or through portals, other co-branded sites or call centers.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed and delivered by its duly authorized officer as of the date first written above.



                                      INTUIT LENDER SERVICES, INC.



                                      By: /s/ [illegible]
                                        ------------------------------------
                                      Name: [illegible]
                                          ----------------------------------
                                      Title: President & CEO
                                           ---------------------------------


                                      MORTGAGE.COM, INC.



                                      By: /s/
                                         -----------------------------------
                                      Name: John T. Rodgers
                                           ---------------------------------
                                      Title: President, Consumer DirectGroup
                                            --------------------------------

APPENDIX A

                            INDEX OF RATES OF LENDERS

The initial Index shall consist of the following:

**
**
**
**
**

Changes to this Index may be made by mutual consent, in order to maintain an Index of at least five lenders from sites that may reasonably be deemed competitive with QuickenMortgage.

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

                                   APPENDIX B



                             Site                       Company

                    1.        **                           **
                    2.        **                           **
                    3.        **                           **
                    4.        **                           **
                    5.        **                           **
                    6.        **                           **
                    7.        **                           **
                    8.        **                           **



** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.